Exhibit 99.1

Contact:
Stephen Colbert, Director of Investor Relations
(617) 796-8251
www.ta-petro.com

FOR IMMEDIATE RELEASE
TravelCenters of America Inc. Announces Third Quarter 2022 Financial Results
Company Delivers Continued Financial Improvement Over Prior Year Period
$37.0 Million in Net Income Improved by $14.8 Million, or 67%
$2.49 in Net Income Per Share Improved by $0.97
$88.6 Million in Adjusted EBITDA Increased by $23.4 Million, or 36%
_____________________________________________________________________________________
Westlake, OH (November 1, 2022): TravelCenters of America Inc. (Nasdaq: TA) today announced financial results for the quarter ended September 30, 2022.
Jonathan M. Pertchik, TA’s Chief Executive Officer, made the following statement regarding the 2022 third quarter results:
“TA delivered another strong quarter, demonstrating continued resilience and strength in our business resulting in a 67% increase in net income and a 36% improvement in Adjusted EBITDA. TA has completed the transformation stage of our strategic plan and we are squarely focused on the growth and innovation phase to drive results into 2023 and beyond. Our fuel team continued to navigate ongoing uncertain macroeconomic conditions, delivering not only an ample supply of fuel to the field but also a 24.9% increase in fuel gross margin versus the prior year. Nonfuel gross margin also increased by 11.4% versus the prior year quarter, as strength in truck service and improved pricing benefited results. While we were able to increase pricing to help offset inflationary pressures felt across our industry as well as the broader economy, we are continuing to see the impact of cost growth and a relative softening in hospitality as inflation impacts consumer behavior.

Our ongoing investment in growth initiatives is designed to drive performance in 2023 and beyond, with a focus on site refreshes, technology initiatives and network expansion, which includes a total of five travel centers and two truck service facilities acquired thus far in 2022 and 16 franchise agreements signed. To date, these acquisitions are meeting or exceeding our EBITDA underwriting expectations. In addition, we expect that 15 of the previously signed franchise locations will begin operations in 2023, furthering the growth that our transformation plan envisioned. While our results in the third quarter continued to benefit from strong fuel margins, we are confident that our overall operational excellence will ensure TA remains resilient as we move towards our long-term targets in 2023 and beyond.”

Reconciliations to GAAP:
Adjusted net income, adjusted net income per share of common stock attributable to common stockholders, EBITDA, adjusted EBITDA, and adjusted EBITDAR are non-GAAP financial measures. The U.S. generally accepted accounting principles, or GAAP, financial measures that are most directly comparable to the non-GAAP measures disclosed herein are included in the supplemental tables below.
Third Quarter 2022 Highlights:
•Cash and cash equivalents of $467.3 million and availability under TA’s revolving credit facility of $179.4 million for total liquidity of $646.8 million as of September 30, 2022.
•During the third quarter of 2022, TA completed the acquisitions of three travel centers, one truck service facility and certain assets of a travel center that TA owns but previously leased and franchised for a total of $55.2 million inclusive of certain closing costs and other purchase price adjustments.
•The following table presents detailed results for TA’s fuel sales for the 2022 and 2021 third quarters.

(in thousands, except per gallon amounts)	Three Months Ended September 30,
	2022	2021	Change
Fuel sales volume (gallons):
Diesel fuel	518,778	513,827	1.0%
Gasoline	63,861	72,021	(11.3)%
Total fuel sales volume	582,639	585,848	(0.5)%

Fuel gross margin	$132,402	$106,010	24.9%
Fuel gross margin per gallon	$0.227	$0.181	25.4%
•The following table presents detailed results for TA’s nonfuel revenues for the 2022 and 2021 third quarters.

(in thousands, except percentages)	Three Months Ended September 30,
2022	2021	Change
Nonfuel revenues:
Store and retail services	$204,010	$197,842	3.1%
Truck service	227,428	200,192	13.6%
Restaurant	87,486	79,850	9.6%
Diesel exhaust fluid	46,017	33,179	38.7%
Total nonfuel revenues	$564,941	$511,063	10.5%

Nonfuel gross margin	$339,560	$304,798	11.4%
Nonfuel gross margin percentage	60.1%	59.6%	50	pts
•Net income of $37.0 million improved $14.8 million, or 66.6%, and adjusted net income of $37.6 million improved $15.4 million, or 69.4%, as compared to the prior year period.
•Adjusted EBITDA of $88.6 million increased $23.4 million, or 36.0%, as compared to the prior year period.
•Adjusted EBITDAR was $153.6 million and $461.5 million for the three and nine months ended September 30, 2022, respectively.

Growth Strategies
TA continues to prioritize and focus on key initiatives across its organization with the purpose of network growth through high return capital investments, bottom-line growth through process improvement and cost discipline, continued introduction of efficient technology and systems, and defining the future of on-highway mobility through a commitment to energy alternatives, all in support of its core mission to return every traveler to the road better than they came.

Acquiring high quality existing travel centers is a key aspect of TA’s strategic network growth plan. TA completed the acquisitions of certain assets of five travel centers and two truck service facilities during the first nine months of 2022. TA’s active acquisition pipeline may enable TA to add independent and franchised sites along active corridors to strengthen the geographic coverage of its network.

TA’s growth strategy also includes adding franchised travel centers to its network. Since the beginning of 2020, TA has entered into franchise agreements covering approximately 56 travel centers to be operated under its travel center brand names. Five of these franchised travel centers began operations during 2020, two began operations during 2021 and one began operations during the second quarter of 2022. TA expects the remaining 48 to all open by the fourth quarter of 2024.

TA’s capital expenditures for 2022 are expected to be in the range of $175.0 million to $200.0 million and includes projects to improve the guest experience through significant upgrades at TA’s travel centers, the expansion of restaurants and food offerings and improvements to TA’s technology systems infrastructure. Approximately 55% of TA’s expected capital expenditures in 2022 are focused on growth initiatives that TA expects will meet or exceed TA’s 15% to 20% cash on cash return hurdle.
TA is committed to embracing environmentally friendly energy sources through its eTA division, which seeks to deliver sustainable and alternative energy to the marketplace by working with the public sector, private companies, customers and guests to facilitate this initiative. Recent accomplishments include expanding TA’s biodiesel blending capabilities, increasing the availability of diesel exhaust fluid, or DEF, at all diesel pumps nationwide and installing electric vehicle charging stations. TA is also exploring ultra-high power truck charging and hydrogen fuel dispensing in parallel with traditional fossil fuels to provide energy alternatives as the transportation sector transitions to a lighter carbon footprint. TA believes its large, well-located sites will allow it to make both fossil and, eventually, non-fossil fuels available throughout its nationwide network of sites.

Conference Call
On November 2, 2022, at 10:00 a.m. Eastern time, TA will host a conference call to discuss its financial results and other activities for the three months ended September 30, 2022. Following management's remarks, there will be a question and answer period.
The conference call telephone number is 877-329-4614. Participants calling from outside the United States and Canada should dial 412-317-5437. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through November 9, 2022. To hear the replay, dial 412-317-0088. The replay pass code is 2272611.
A live audio webcast of the conference call will also be available in a listen-only mode on TA’s website which is located at www.ta-petro.com. Participants who want to access the webcast should visit TA’s website about five minutes before the call. The archived webcast will be available for replay on TA’s website after the call. The transcription, recording and retransmission in any way of TA’s third quarter conference call is strictly prohibited without the prior written consent of TA. The Company’s website is not incorporated as part of this press release.

About TravelCenters of America Inc.
TravelCenters of America Inc. (Nasdaq: TA) is the nation’s largest publicly traded full-service travel center network. Founded in 1972 and headquartered in Westlake, Ohio, its more than 19,000 team members serve guests in over 275 locations in 44 states, principally under the TA®, Petro Stopping Centers® and TA Express® brands. Offerings include diesel and gasoline fuel, truck maintenance and repair, full-service and quick-service restaurants, travel stores, car and truck parking and other services dedicated to providing great experiences for its guests. TA is committed to sustainability, with its specialized business unit, eTA, focused on sustainable energy options for professional drivers and motorists, while leveraging alternative energy to support its own operations. TA operates approximately 600 full-service and quick-service restaurants and nine proprietary brands, including Iron Skillet® and Country Pride®. For more information, visit www.ta-petro.com.

TRAVELCENTERS OF AMERICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Fuel	$2,242,821	$1,424,997	$6,570,691	$3,830,886
Nonfuel	564,941	511,063	1,605,385	1,460,787
Rent and royalties from franchisees	3,317	3,886	11,123	11,649
Total revenues	2,811,079	1,939,946	8,187,199	5,303,322

Cost of goods sold (excluding depreciation):
Fuel	2,110,419	1,318,987	6,168,740	3,547,154
Nonfuel	225,381	206,265	638,749	577,195
Total cost of goods sold	2,335,800	1,525,252	6,807,489	4,124,349

Site level operating expense	276,717	246,871	788,864	708,097
Selling, general and administrative expense	46,497	39,563	134,206	112,083
Real estate rent expense	64,954	63,898	194,753	191,378
Depreciation and amortization expense	29,267	24,276	80,260	72,244
Other operating expense (income), net	692	230	(1,795)	(642)

Income from operations	57,152	39,856	183,422	95,813

Interest expense, net	9,800	11,843	32,503	34,966
Other (income) expense, net	(1,358)	(1,034)	(3,212)	1,667
Income before income taxes	48,710	29,047	154,131	59,180
Provision for income taxes	(11,735)	(6,847)	(36,872)	(13,776)
Net income	36,975	22,200	117,259	45,404
Less: net loss for noncontrolling interest	—	—	—	(333)
Net income attributable to common stockholders	$36,975	$22,200	$117,259	$45,737

Net income per share of common stock attributable to common stockholders:
Basic and diluted	$2.49	$1.52	$7.90	$3.14

Weighted average vested shares of common stock	14,396	14,254	14,383	14,239
Weighted average unvested shares of common stock	460	327	462	334
These financial statements should be read in conjunction with TA’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in thousands, except for amounts listed in the footnotes to the tables below or unless indicated otherwise)
TA believes the non-GAAP financial measures presented in the tables below are meaningful supplemental disclosures. Management uses these measures in developing internal budgets and forecasts and analyzing TA’s performance and believes that they may help investors gain a better understanding of changes in TA’s operating results and its ability to pay rent or service debt when due, make capital expenditures and expand its business. These non-GAAP financial measures also may help investors to make comparisons between TA and other companies and to make comparisons of TA’s financial and operating results between periods.
The non-GAAP financial measures TA presents should not be considered as alternatives to net income (loss) attributable to common stockholders, net income (loss), income (loss) from operations, or net income (loss) per share of common stock attributable to common stockholders as an indicator of TA’s operating performance or as a measure of TA’s liquidity. Also, the non-GAAP financial measures TA presents may not be comparable to similarly titled amounts calculated by other companies.
TA believes that adjusted net income (loss), adjusted net income (loss) per share of common stock attributable to common stockholders, EBITDA and adjusted EBITDA are meaningful disclosures that may help investors to better understand TA’s financial performance by providing financial information that represents the operating results of TA’s operations without the effects of items that do not result directly from TA’s normal recurring operations and may allow investors to better compare TA’s performance between periods and to the performance of other companies. TA calculates EBITDA as net income (loss) before interest, income taxes and depreciation and amortization expense, as shown below. TA calculates adjusted EBITDA by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
In addition, TA believes that, because it leases a majority of its travel centers, presenting adjusted EBITDAR may help investors compare the value of TA against companies that own and finance ownership of their properties with debt financing, since this measure eliminates the effects of variability in leasing methods and capital structures. This measure may also help investors evaluate TA’s valuation if it owned its leased properties and financed that ownership with debt, in which case the interest expense TA incurred for that debt financing would be added back when calculating EBITDA. Adjusted EBITDAR is presented solely as a valuation measure and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income (loss) because it excludes the real estate rent expense associated with TA’s leases and it is presented for the limited purposes referenced herein. TA calculates EBITDAR as net income (loss) before interest, income taxes, real estate rent expense and depreciation and amortization expense and adjusted EBITDAR by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
TA believes that net income (loss) is the most directly comparable GAAP financial measure to adjusted net income (loss), EBITDA, adjusted EBITDA and adjusted EBITDAR, and that net income (loss) per share of common stock attributable to common stockholders is the most directly comparable GAAP financial measure to adjusted net income (loss) per share of common stock attributable to common stockholders.
The following tables present the reconciliations of the non-GAAP financial measures to the respective most directly comparable GAAP financial measures for the three and nine months ended September 30, 2022 and 2021.

Calculation of adjusted net income:	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$36,975	$22,200	$117,259	$45,404
Add: QSL impairment (1)	—	—	—	650
Less: Net gain on Seymour insurance recovery(2)	—	—	(1,984)	—
Add: Costs related to the exit of TA’s Canadian travel center (3)	—	—	1,005	—
Add: Equity investment ownership dilution (4)	—	—	—	1,826
Less: Gain on sale of assets, net (5)	—	—	—	(897)
Add: Costs related to acquisitions(6)	826	—	826	—
(Less) Add: Tax impact of adjusting items (7)	(199)	—	36	(331)
Adjusted net income	$37,602	$22,200	$117,142	$46,652

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in thousands, except for amounts listed in the footnotes to the tables below or unless indicated otherwise)

Calculation of adjusted net income per share of common stock attributable to common stockholders (basic and diluted):	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income per share of common stock attributable to common stockholders (basic and diluted)	$2.49	$1.52	$7.90	$3.14
Add: QSL impairment (1)	—	—	—	0.04
Less: Net gain on Seymour insurance recovery (2)	—	—	(0.13)	—
Add: Costs related to the exit of TA’s Canadian travel center (3)	—	—	0.07	—
Add: Equity investment ownership dilution (4)	—	—	—	0.13
Less: Gain on sale of assets, net (5)	—	—	—	(0.06)
Add: Costs related to acquisitions (6)	0.06	—	0.06	—
Add (Less): Tax impact of adjusting items (7)	(0.01)	—	—	(0.02)
Adjusted net income per share of common stock attributable to common stockholders (basic and diluted)	$2.54	$1.52	$7.90	$3.23

Calculation of EBITDA and adjusted EBITDA:	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$36,975	$22,200	$117,259	$45,404
Add: Provision for income taxes	11,735	6,847	36,872	13,776
Add: Depreciation and amortization expense	29,267	24,276	80,260	72,244
Add: Interest expense, net	9,800	11,843	32,503	34,966
EBITDA	87,777	65,166	266,894	166,390
Less: Net gain on Seymour insurance recovery (2)	—	—	(1,984)	—
Add: Costs related to the exit of TA’s Canadian travel center (3)	—	—	1,005	—
Add: Equity investment ownership dilution (4)	—	—	—	1,826
Less: Gain on sale of assets, net (5)	—	—	—	(897)
Add: Costs related to acquisitions (6)	826	—	826	—
Adjusted EBITDA	$88,603	$65,166	$266,741	$167,319

Calculation of adjusted EBITDAR:	Three Months Ended September 30,	Nine Months Ended September 30,
	2022	2022
Adjusted EBITDA	$88,603	$266,741
Add: Real estate rent expense	64,954	194,753
Adjusted EBITDAR	$153,557	$461,494

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in thousands, except for amounts listed in the footnotes to the tables below or unless indicated otherwise)

Total fuel gross margin and nonfuel revenues:	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Fuel gross margin	$132,402	$106,010	$401,951	$283,732
Nonfuel revenues	564,941	511,063	1,605,385	1,460,787
Total fuel gross margin and nonfuel revenues	$697,343	$617,073	$2,007,336	$1,744,519

(1) QSL Impairment. On April 21, 2021, TA completed the sale of its Quaker Steak and Lube, or QSL, business for $5.0 million, excluding costs to sell and certain closing adjustments. During the nine months ended September 30, 2021, TA recorded a pre-sale impairment charge of $0.7 million relating to its QSL business, which was included in depreciation and amortization expense in TA’s consolidated statements of operations and comprehensive income. Refer to note 5 below for more information on the sale of QSL.
(2) Net Gain on Seymour Insurance Recovery. Following a fire at TA’s Seymour, Indiana travel center in July 2020, TA pursued recoveries under its property and business interruption insurance policies. During the nine months ended September 30, 2022, TA recognized a net gain of $2.0 million, related to these recoveries as other operating expense (income), net in TA's consolidated statements of operations and comprehensive income.
(3) Costs Related to the Exit of TA’s Canadian Travel Center. In March 2022, TA agreed to sell the assets of its travel center in Woodstock, Ontario, Canada for C$26.0 million (subsequently revised to C$23.0 million, or approximately $17.0 million based on foreign exchange rates as of September 30, 2022), excluding costs to sell and certain closing adjustments. TA expects the sale to close by the end of 2022. During the nine months ended September 30, 2022, TA recognized expense of $0.4 million for employee termination benefits and $0.6 million of environmental costs associated with the closure of its Woodstock travel center, which were included in site level operating expense in TA’s consolidated statements of operations and comprehensive income.
(4) Equity Investment Ownership Dilution. During the nine months ended September 30, 2021, TA reduced its ownership in Epona, LLC, owner of QuikQ LLC, an equity method investment, to less than 50%, for which a loss of $1.8 million was included in other (income) expense, net in TA’s consolidated statements of operations and comprehensive income.
(5) Gain on Sale of Assets, Net. In May 2021, TA sold a property located in Mesquite, Texas for a sales price of $2.2 million, excluding selling costs. TA recognized a gain on the sale of $1.5 million. On April 21, 2021, TA completed the sale of its QSL business for $5.0 million, excluding costs to sell and certain closing adjustments. TA recognized a loss on the sale of $0.6 million. The gain and loss on the sale of assets were included in other operating expense (income), net, for the nine months ended September 30, 2021.
(6) Costs Related to Acquisitions. During the three and nine months ended September 30, 2022, TA incurred costs of $0.8 million for success fees related to the completion of certain acquisitions, which were included in other operating expense (income), net in TA’s consolidated statements of operations and comprehensive income.
(7) Tax Impact of Adjusting Items. TA calculated the income tax impact of the adjustments described above by using the expected tax accounting treatment and estimated statutory income tax rate for the jurisdiction of each adjusting item.
.

TRAVELCENTERS OF AMERICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30, 2022	December 31, 2021
Assets:
Current assets:
Cash and cash equivalents	$467,342	$536,002
Accounts receivable, net	219,379	111,392
Inventory	242,606	191,843
Other current assets	35,623	37,947
Total current assets	964,950	877,184

Property and equipment, net	982,319	831,427
Operating lease assets	1,600,551	1,659,526
Goodwill	34,832	22,213
Intangible assets, net	14,871	10,934
Other noncurrent assets	85,695	107,217
Total assets	$3,683,218	$3,508,501

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$284,668	$206,420
Current operating lease liabilities	116,303	118,005
Other current liabilities	239,486	194,853
Total current liabilities	640,457	519,278

Long term debt, net	524,355	524,781
Noncurrent operating lease liabilities	1,579,064	1,655,359
Other noncurrent liabilities	114,759	106,230
Total liabilities	2,858,635	2,805,648

Stockholders’ equity (14,854 and 14,839 shares of common stock outstanding as of September 30, 2022 and December 31, 2021, respectively)	824,583	702,853
Total liabilities and stockholders’ equity	$3,683,218	$3,508,501
These financial statements should be read in conjunction with TA’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, to be filed with the U.S. Securities and Exchange Commission.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever TA uses words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “will,” “may” and negatives or derivatives of these or similar expressions, TA is making forward-looking statements. These forward-looking statements are based upon TA’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TA’s forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TA’s control. Among others, the forward-looking statements which appear in this press release that may not occur include:
•Statements about increased operating results may imply that TA will realize similar or better results in the future and that TA’s business may be profitable in the future. TA operates in a highly competitive industry and its business is subject to various market and other risks and challenges including the current inflationary pressure, geopolitical risks, labor cost and availability challenges in the United States, the global supply chain issues and possible economic recession. As a result, TA may not be able to realize similar or better results in the future and it may fail to be profitable in the future for these or other reasons;
•Statements about TA’s fuel team successfully managing through a period of uncertain macroeconomic conditions and its ability to deliver fuel supply to TA’s locations may imply its fuel team will be able to continue to successfully manage in the current or future challenging market conditions or otherwise. TA’s business and operating results are significantly impacted by its ability to manage its fuel pricing and costs, and is heavily impacted by the global fuel market, which is often volatile. Small changes in TA’s fuel margins can have substantial impacts on its business and results of operations. As a result, TA’s fuel team may not successfully manage TA’s fuel pricing, costs and supply in future periods. Further, any operational or other improvements TA may realize from its initiatives may not be sufficient to overcome future negative fuel market conditions;
•Statements about TA executing initiatives that it believes have and will enhance its growth, profitability and operational efficiency. However, TA may not be able to grow or recognize the improvements to its operating results and operations that it anticipates. In addition, the costs incurred to complete the initiatives may be greater than TA anticipates and it may not realize the returns it targets on its related investments;
•Statements about TA’s maintaining pricing and cost discipline against a challenging inflationary backdrop. However, TA may not maintain this pricing and cost discipline in the wake of any continued inflationary pressures or otherwise;
•Statements about TA’s growth strategy including its desire to acquire high quality, existing travel centers to expand its network of travel centers and the statements about TA’s acquisition pipeline may imply that TA will complete additional acquisitions and that its business will benefit as a result. Acquisitions involve risks. As a result, TA may not successfully identify desirable acquisition opportunities, negotiate acquisition agreements or complete any acquisitions it may agree to make;
•Statements about acquisitions meeting or exceeding underwriting expectations. The results from the acquisitions may not continue or TA may not realize the benefits it expects from any acquisition it completes;
•Statements about expecting to expand TA’s network by entering into new franchise agreements and the anticipated number of new franchised locations. However, TA may not succeed in entering these agreements and the commencement and stabilization of any new franchises may not occur or may be delayed or the franchise may not open, and these franchises may not be successful or generate the royalties for TA that it expects;

•Statements about TA’s capital plan and the resulting benefits TA expects for its business and performances. Capital plans may take longer to complete and cost more than expected. Further, the projects pursued may not turn out as planned and may result in TA not realizing the benefits it expects;
•Statements about the commitment of TA’s 2022 capital expenditures being in the range of $175.0 million and $200.0 million. TA may spend less or more than that amount, may spend these amounts in a different manner, these expenditures may not provide the benefits TA expects and TA may not realize its expected cash on cash return hurdle;
•Statements about TA’s commitment to embracing environmentally friendly energy sources through its eTA division may not be successful, may not result in the benefits TA expects and may not be sufficient to offset declines TA may experience in its business if the market moves from fossil fuels to non-fossil fuels; and

•The sale of TA’s travel center located in Canada is subject to conditions; as a result, that sale may not occur, may be delayed or the terms may change.
The information contained in TA’s periodic reports, including TA’s Annual Report on Form 10-K for the year ended December 31, 2021, which has been filed with the U.S. Securities and Exchange Commission, or SEC, and TA’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, which have been or will be filed with the SEC, under the caption “Risk Factors,” or elsewhere in those reports, or incorporated therein, identifies other important factors that could cause differences from TA’s forward-looking statements. TA’s filings with the SEC are available on the SEC’s website at www.sec.gov.
You should not place undue reliance upon forward-looking statements. Except as required by law, TA does not intend to update or change any forward-looking statement as a result of new information, future events or otherwise.
(End)